Exhibit 99.1

ENGlobal Reports First Quarter 2019 Results

HOUSTON, May 13, 2019 (GLOBE NEWSWIRE) — ENGlobal Corporation (Nasdaq:ENG), a leading provider of engineered modular solutions, today announced results for the first quarter ended March 30, 2019.

The company reported a net loss of $1.0 million, or $0.04 per diluted share, for the first quarter just ended compared to a net loss of $1.2 million, or $0.04 per diluted share, for the first quarter of 2018.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer, said: “Operating results have improved modestly with reduced losses on both a year-over-year and sequential quarterly basis. Much of this improvement can be attributed to management’s attention to fixed overhead expense, which is approximately 10% lower than during the first quarter of last year, notwithstanding additions of key overhead personnel to support strategic initiatives.”

Mr. Hess continued: “It is also important to note that our operations produced cash of $1.2 million during the most recent quarter, which ended with a cash balance of approximately $7.3 million.”

William Coskey, P.E., Chairman and Chief Executive Officer, said: “We are encouraged by ENGlobal’s new business opportunities and current high level of proposal activity. Our booked backlog was approximately $30 million at the end of the first quarter. Year-to-date through April 30, 2019, ENGlobal had submitted new proposals totaling $102 million, with $90 million of these proposals outstanding and awaiting a customer decision. The company’s win rate has improved significantly this year, due primarily to our estimating and proposal organization that was strengthened in the fourth quarter of 2018.”

Mr. Coskey continued: “While ENGlobal has not yet achieved consistent profitability primarily due to lack of scale, we remain a debt free company and are continuing to evaluate strategic opportunities aimed at increasing shareholder value.”

ENGlobal also announced it has been engaged to perform various levels of work on three separate natural gas liquids facilities that are planned for Texas and Louisiana. The company has received a Limited Notice to Proceed on early engineering activities for an LPG Export Terminal, as this work is deemed critical in meeting the scheduled on-stream date in the first half of 2021. This export terminal will include refrigeration and storage for propane, butane and iso-butane products for loading on VLGC ships for international transport. Additionally, the company is performing an early FEED study for a second propane/butane export facility, as well as a remote tank farm facility with storage and ancillary equipment for the same products. For commercial reasons, the dollar values of these current engineering awards and potential extensions are not being disclosed.

TABLES

The following is a summary of the income statement for the three months ended March 30, 2019 and March 31, 2018:

(amounts in thousands)	Three months ended March 30, 2019	Three months ended March 31, 2018
Revenue	$12,163	$13,188
Gross Profit	1,338	1,413
General & Administrative Expenses	2,304	2,582
Operating Loss	(966)	(1,169)
Net loss	(974)	(1,200)

The following table presents certain balance sheet items as of March 30, 2019 and December 29, 2018:

(amounts in thousands)	As of March 30, 2019	As of December 29, 2018
Cash	$7,297	$6,060
Working capital	12,337	13,725

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended March 30, 2019 and March 31, 2018:

	Three months ended				Three months ended
(amounts in thousands)	March 30, 2019				March 31, 2018
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Engineering & Construction	$5,633	46.3%	11.9%	1.5%	$5,095	38.6%	8.2%	(0.2)%
Automation	6,530	53.7%	10.2%	3.7%	8,093	61.4%	12.3%	3.6%
Consolidated	$12,163	100.0%	11.0%	(7.9)%	$13,188	100.0%	10.7%	(8.9)%

The Company’s Quarterly Report on Form 10-Q for the first quarter ended March 30, 2019 is expected to be filed with the Securities and Exchange Commission today reflecting these results by the end of the day on Monday, May 13, 2019.

For additional information on ENGlobal’s Q1 2019 performance, please refer to its Form 10-Q filing on the company website, or at sec.gov.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives; (2) the impact of the announcement of our review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) our ability to realize project awards on our pending proposals, and the timing, scope and amount of any related awards; (4) the effect of economic downturns and the volatility and level of oil and natural gas prices; (5) our ability to retain existing customers and attract new customers; (6) our ability to accurately estimate the overall risks, revenue or costs on a contract; (7) the risk of providing services in excess of original project scope without having an approved change order; (8) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (9) our ability to attract and retain key professional personnel; (10) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (11) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (12) our dependence on one or a few customers; (13) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (14) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (15) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (16) the risk of unexpected liability claims or poor safety performance; (17) our ability to identify, consummate and integrate potential acquisitions; (18) our reliance on third-party subcontractors and equipment manufacturers; (19) our ability to satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (20) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations . Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contacts:

Mark A. Hess, CFO

(281) 878-1000

ir@ENGlobal.com

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

eiscom@msn.com

SOURCE: ENGlobal Corporation